WINNEBAGO INDUSTRIES
                                                         Moderator: Sheila Davis
                                                           06-13-03/9:00 a.m. CT
                                                           Confirmation # 447822
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                              WINNEBAGO INDUSTRIES

                             MODERATOR: SHEILA DAVIS
                                  JUNE 13, 2003
                                  9:00 A.M. CT



Operator: Good day and welcome, everyone, to the Winnebago Industries Third
         Quarter 2003 Earnings Results Conference Call. This call is being recorded. With us today is the Chairman, President and Chief Executive Officer, Mr. Bruce Hertzke, and Senior Vice President and Chief Financial Officer, Mr. (Ed Barker). At this time for opening remarks and introductions, I'd like to turn the call over to the Public Relations and Investor Relations Manager, Ms. Sheila Davis. Please go ahead, ma'am.

Sheila Davis: Thank you, Lisa. I'd like to welcome you once again to the Winnebago Industries Conference Call and to review the company's results for the third quarter and first nine months of fiscal 2003 ended May 31. Before we start, let me offer the following cautionary note. This presentation contains forward looking statements within the meaning of the private securities litigation reform act of 1995. Investors are cautioned that forward looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements. These factors are contained in the company's filings with the Securities and Exchange Commission over the last 12 months, copies of which are available from the SEC or from the company upon request. I'll now turn the call over to Bruce Hertzke. Bruce.

Bruce Hertzke: Thank you, Sheila. Good morning. I'd like to welcome everybody to our company conference call this morning. I will briefly review a few highlights at Winnebago Industries, and


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         then, (Ed Barker), our Senior Vice President and Chief Financial
         Officer, will review our financial information with you.

         Each of you should have received a copy of our company's earnings released this morning. I'm proud of the fact that Winnebago Industries remains solidly profitable during the quarter in spite of decreased volume, increased competitive pressure from incentives in the marketplace and startup expenses from our new Charles City Motorhome Manufacturing facilities. And, in spite of what were results, it was still a record for the company's first nine months in terms of revenue. Shipments for the company, motorhomes, were slower because of dealers trimming their inventory levels due to low consumer confidence and the uncertainty of the war in Iraq and the coming changeover of our new 2004 models. Winnebago Industries remains the top selling motorhome manufacturer in the industry with 18.4 percent of the class A and class C market share calendar year to date through April. However, sales of our products within the third quarter were impacted by current competitive nature of our business. As we have pointed out in the last three annual reports, Winnebago Industries' goal is to remain the most profitable in the RV industry. While we certainly enjoyed being the top selling motorhome manufacturer, our priority is to remain the RV industry leader in profitability for our shareholders.

         We're also very bullish on the future growth of Winnebago Industries and the entire RV industries. Motorhomes are growing in popularity. The baby boomer generation is entering the prime market at a rate of over 4 million people per year. We are seeing the age of our consumers purchasing motorhomes broadening. Our buyers are staying more active and healthy later in life so that the age of purchasing of power has -- their purchasing of motorhomes has extended later in life in addition to a new growing number of younger buyers coming into our market. As a result of this anticipated increase and demand of our products, we have completed our largest expansion to date in Charles City, Iowa. We began producing class C motorhomes in our new Charles City facility in March and had their grand opening on May 9. We are currently building approximately 30 units per week in this new facility and will ramp up as the market dictates.


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         At this time, I'll turn it over to (Ed Barker) for the financial review. (Ed).

(Ed Barker): Thank you, Bruce. Winnebago Industries today reported net income from continuing operations of 9 million for the third quarter ended May 31st, 2003 versus 17.7 million for the third quarter of fiscal 2002. On a diluted per share basis, the company earned 48 cents from continuing operations with third quarter of fiscal 2003 versus 88 cents for the third quarter last year. Net income from Winnebago Acceptance Corporation Operations, which were discontinued during the quarter, were .3 million or two cents per diluted share for the third quarter ended May 31, 2003 versus .4 million or two cents per diluted share for the third quarter of fiscal 2002. Revenues from continuing operations for the third quarter of fiscal 2003 were 200.2 million versus 245.9 million for the same quarter last year. Net income from continuing operations for the first 39 weeks of fiscal 2003 was 36.8 million versus 36.9 million for the first 40 weeks of fiscal 2002. On a diluted per share basis, the company earned $1.94 from continuing operations for the first 39 weeks of fiscal 2003 versus $1.78 for the first 40 weeks of fiscal 2002. Net income from discontinued operations for the first 39 weeks of fiscal 2003 was 1.2 million or six cents per share versus 1.3 million or six cents per diluted share for the first 40 weeks of fiscal 2002. Revenues from continuing operations for the first 39 weeks of fiscal 2003 were a record 619.5 million versus 605.1 million for the first 40 weeks of fiscal 2002.

         Turning to the balance sheet, the company's cash balance during the quarter did increase $53 million. This was primarily due from the sale and collection of 42.3 million in Winnebago Acceptance Corporation receivables, a decrease in our inventory balance of 12 million offset by 4 million in capital expenditures and 9.7 million from stock repurchases under the company stock repurchase program. We did this quarter increased our coverage in terms of financial disclosure by including, and we will continue that in subsequent quarters, a statement of cash flow so that you can more timely take a look at the company's financial statement. With that, I'll turn the call back to Bruce.


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Bruce Hertzke: At this time I'll turn the call over to the operator for question and answer portion of the call.

Operator: Thank you. Today's question and answer session will be conducted electronically. In order to ask a question, please press the star key followed by the digit one on your touch-tone telephone. If you are on a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that's star one to ask a question. We'll go first to Scott Stember with Fidelity.

Scott Stember: Good morning, guys.

Bruce Hertzke: Good morning, Scott.

Scott Stember: Bruce, can you talk about the production in the quarter? Last quarter you indicated you that were going to have about six less work days in the quarter. Could you talk to what the effect -- whether there was more than that, whether there were any additional Fridays taken off?

Bruce Hertzke: Yes. Where we were, we announced at the end of our second quarter that we were going to have those six days off this quarter.

Scott Stember: Right.

Bruce Hertzke: That is exactly what we did do. There were no extended time periods. We took those six Fridays off and right after that we went back and currently we're back to our normal 40 day -- or 40 hour workweek.


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Scott Stember: OK. And could you maybe talk about with the new facility up and running, maybe talk about what your capacity utilization is and if you could break it out with the main facility versus the new facility or just in total?

Bruce Hertzke: OK. Last year it (did find), if you remember, Winnebago
         Industries during the third quarter, we were on overtime for the entire quarter, all 13 weeks. We were either 45 or 50 hour workweeks and we were probably at 100 -- probably you'd classify it at 105 percent capacity at that point in time. Currently, at our new facility and the added capacity, we're probably at about 75 to 80 percent capacity.

Scott Stember: OK. And just a couple of follow-up questions. Could you maybe talk about what you're seeing in June so far as far as the order picture and maybe just talk about retail trends maybe for the quarter and in June.

Bruce Hertzke: Yes. I can give you some general (time in) charts. Two thousand and four products we started in late May and in June and so we have cleaned out our 2003 products and we are, you know, we're in process of now taking orders and selling 2004. I think the only comment that I can make just general or comment, everything seems to be being accepted very well and naturally we're seeing the order input increase because of our new products offering and dealers during the last quarter, as we stated in our news release, had taken their inventories down.

Scott Stember: OK. And just maybe some general flavor on the general -- the retail. I know you guys track your retail internally also, any general flavor on what's going on right now?

Bruce Hertzke: Well, the latest staff survey just came out of April just this week and I think you'll see that our industry overall is down like a half of one percent and I believe that everybody -- I also just came back from an RVIA meeting. I believe everybody really feels that our industry weathered the whole spring quite well considering we were in a war. We were in a low consumer confidence


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         period. We had gas prices jumping all over and that our market held up this good, I think, everybody felt very good that our industry is remaining very strong and I think we at Winnebago industries definitely feel that.

Scott Stember: Alright. And just one last question, (Ed), maybe could you just quantify maybe some of the startup costs that you had for the new facility?

(Ed Barker): Yes, Scott. Our startup costs for the Charles City Facility before the quarter ran about $262 thousand. That was on top of, of course, the fixed overhead of our new Charles City Facility, which ran slightly under a half a million dollars, but so for the quarter, about three quarters of a million dollars was cost impact of our Charles City Facility.

Scott Stember: That's all I have for now. Thanks.

Bruce Hertzke: Thank you.

Operator: We'll go next to Jeff Tryka with Delafield Hambrecht.

Jeff Tryka: Good morning, guys.

(Ed Barker): Good morning.

Bruce Hertzke: Good morning.

Jeff Tryka: A couple questions for you. One, if you could kind of characterize the gross margin impact from the Charles City plant. We have pretty big drop in gross margins and just wanted to see, you know, how much of this is due to Charles City versus just, you know, the six days that you took off during the quarter.


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(Ed Barker): Well, I think, and as I mentioned to Scott, the cost impact at the gross profit level of Charles City is about three quarters of a million dollars. The rest of that, and a substantial part of the reduction and gross profit, really comes from the fact that we operated our factory at a lot less than we did last year in terms of capacity utilization and efficiencies associated with working almost half a quarter on a four day work week is the primary drivers there.

Jeff Tryka: OK. And looking kind of broader at the industry, are there any particular areas of concern either by product line -- I know we've heard some issues in the industry where there's been some pressure on pricing and discounting for the high end gas class As and I just want to know if you'd comment to see where you see things in the industry.

Bruce Hertzke: As far as on the product lines, we really don't. I can tell you that we're very pleased to our reception of the product. The only thing that had created some pressure in the inventory is the pricing. I think everybody was anxious to displace their 2003 models and get on to 2004 and so we went through a period where it was definitely increased incentives out there.

Jeff Tryka: OK. And last question, if you could comment on your inventory levels, both your internal inventory in terms of finished goods as well as where you see dealer inventories. Are they still too high or, you know, are they coming back into where they should be or what?

Bruce Hertzke: Dealer inventories have come down substantially in this last quarter. They were, you know, at the end of February, they had pretty well wrapped up for the spring markets and then we hit the war and the consumer confidence and gas prices and a few things like that that really we were very pleased that retail continued to happen, but we definitely see some hesitation in the dealer not to want to take any more 2003 because he also knew that it was just a matter of a couple of months and he would be going into 2004 product and so they definitely held off buying new products and I'm sure they did that with ours and a lot of the people in the industry. And


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         then, the competitive pressures, you know, just who wanted to get their products the most at what cost and I think we all had to participate some.

Jeff Tryka: In terms of your own inventory levels at the corporate level?

Bruce Hertzke: As Ed said, you'll see that we actually brought our inventory down around $12 million. You know, we actually -- you know, we were gearing up for the spring also and we ended up reducing our inventory by over $12 million, too.

Jeff Tryka: OK. Is that mostly on the finished goods line?

Bruce Hertzke: Yes.

Jeff Tryka: OK. And now, basically in previous comments, I just wanted to verify that there is -- you don't have any remaining 2003 inventory left?

Bruce Hertzke: At the end of 2003 we had a -- or at the end of our third quarter we had - (Ed's) digging out the numbers. We had approximately about 237 at that point in time.

Jeff Tryka: OK.

Bruce Hertzke: And I'm happy to say that basically we got just a handful left.

Jeff Tryka: OK. Great.

Bruce Hertzke: There is only two or three or four, you know, that we continue to work on that we're showing off, but they're pretty much cleaned up now.

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Jeff Tryka: Great. Thanks very much, guys.

Bruce Hertzke: Thank you.

Operator: We'll go next to Barry Vogel with Barry Vogel and Associates.

Barry Vogel: Good morning, ladies and gentlemen.

Bruce Hertzke:  Good morning, Barry.

(Ed Barker): Good morning, Barry.

Barry Vogel: Going back to that discounting, were you forced during the quarter to discount more aggressively than you might have been doing a couple of months ago?

Bruce Hertzke: Without a doubt. The bottom line is the 2003 product, everybody in our industry wanted to clean up their product and get on to 2004 and we had to participate somewhat into that also.

Barry Vogel: Now, I know you've done a better job than some of your competitors in terms of you didn't have to discount as early as they did for different reasons, but are some of your competitors still discounting going into the fourth quarter?

Bruce Hertzke: I think that's a fair analysis. Yes, we know of a few programs that our competitors still have. Naturally, we really don't want to play in that arena. We think our 2004 product will -- we're hoping that we can just stay away from that.

Barry Vogel: But are you -- are you now being forced as the '04 models begin to be produced?
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Bruce Hertzke: Currently we have -- we do not have the programs -- any programs in '04.

Barry Vogel: So you have no discounting right now?

Bruce Hertzke: On '04s.

Barry Vogel:  On '04s.

Bruce Hertzke: We have a few '03s, as I mentioned before, that we are cleaning up, but we have -- we are not in that in '04.

Barry Vogel: OK. And I have a couple of little questions for (Ed). Your tax rate for the year, what is your best guesstimate right now?

(Ed Barker): 38.6 percent.

Barry Vogel: OK. And your capital expenditures, what are you looking at for this year?

(Ed Barker): We're looking at an additional five million for the fourth quarter, Barry, that will bring it to 26.5 million.

Barry Vogel: And your (DNA) for the year?

(Ed Barker): 8.8 million.

Barry Vogel: And if you had it -- if you needed to guess about what your capital requirements would be for next year, what would be your best guess today?
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(Ed Barker): Right around 10 million.

Barry Vogel: 10 million. And as far as your stock buy-back program, how much do you have left on your current authorization?

(Ed Barker): Approximately 10 million.

Barry Vogel: Thank you very much. You guys have done a great job.

(Ed Barker): Thank you, Barry.

Bruce Hertzke: Thank you, Barry.

Operator: Once again, that's star one to ask a question. We'll go next to Craig
         Kennison with Robert W. Baird.

Craig Kennison: Good morning, everyone.

Bruce Hertzke: Hi, Craig.

(Ed Barker): Hi, Craig.

Craig Kennison: Thanks for that cash flow statement. First question has to do, again, with the gross margin. Just looking at it a different way, the gross margin is 350 basis points below where it was a year ago and Charles City is clearly an impact, no overtime is an impact, but also the pricing. Could you kind of quantify the pricing impact on gross margin? I think you mentioned the other two, but how did pricing impact gross margin?
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Bruce Hertzke: Actually, pricing we have higher ASPs, Craig, so it was really positive by a small amount. Again, the prime drivers of gross profit are volume, which is really the big -- the biggest of all by a long ways. We did lose some efficiency in our manufacturing operation when we compared this quarter to a year ago, so client efficiency was probably the next biggest factor. As we indicated, we did have more discounts obviously this year than a year ago simply because of the market environment and those are kind of the main -- the main drivers of our gross profit decline.

Craig Kennison: And then going to market share, despite some of the discounting that has taken place here, Winnebago has been losing share, at least this year. They're down -- you are down two percentage points relative to a year ago. You talk about some of the dynamics there and whether that's changed since we've seen some of the new '04 models coming out.

Bruce Hertzke: Well, we just got the April stats survey. I don't know if you've seen those yet.

Craig Kennison: Sure.

Bruce Hertzke: But, you know, I think what we're seeing is that there is even a few new -- if you look at the top companies, Fleetwood is gaining a little better market share back, but the top five company basically we're seeing a little more pressure from some of the others in the industry and I think it's a few low niche products that are coming out in the marketplace and that we're just reviewing it and seeing if there is any other areas that we need to get into, but I can tell you that we're very pleased. We are not hearing any comments about our -- even our 2003 product, which is mainly in the dealer's lot yet and so far all the introductory of our 2004 products we've had some very positive comments.

Craig Kennison: Is the primary driver of the market share loss, is it product or is it price? Is it the floor plans you have or is it just the price at which they're going out?
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Bruce Hertzke: I think that there is some price competitive that, you know a lot of people are even doing retail rebates to customers, salesmanship. There's a lot of different types of incentives and I think as 2004 comes out, hopefully everybody gets back and it's more of a normal playing field and whoever products is the best will win the battle.

Craig Kennison: And I know you don't provide guidance, but growth margin fluctuates quite a bit. Could you give us a sense for whether we should be thinking closer to 15 percent or closer to the 12 percent that you recorded recently?

(Ed Barker): Well, Craig, a lot of that is going to obviously be dictated by the volume the market...

Craig Kennison: Right.

(Ed Barker): ... will provide us and I'm not necessarily sure your question is related to the fourth quarter or certainly to '04. You know, I guess the only thing I could say to help you there is the fact that if we see a strong RV market over the next 12 months and we start to see our volumes rise, there's no reason, if we get an improved market conditions, we can't be towards a higher end of that range. I think in the near term probably you may be talking more in the lower part of that range, but again, it's -- as I think maybe is demonstrated certainly to our investors during the third quarter when you compare back to last year, when we run our factory at 70/75 percent versus 100 to 105 percent, the tremendous amount of leverage gives us a great lift in our growth profit numbers, so it's going to be obviously predicated upon what kind of a market we're in.

Craig Kennison: In your capacity in terms of units is probably 325ish?

(Ed Barker): Between 300 and 325 is a good number.

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Craig Kennison: OK. And finally, with respect to your cash position, 93 million, that's a strong number, more than really you need. Talk about your priorities with respect to dividends and whether that's changed or with respect to share repurchases and acquisitions. Thanks.

Bruce Hertzke: I can tell you that I have a board of directors meeting next week and even at our last planning meeting we have talked more about dividends. We have no comment. The only thing is I think it's fair to say that dividends are starting to receive some more favorable treatments and taxation. It would have been an easier decision if there wouldn't have even been the 15 percent tax rate on it, but other than that, I think you will continue to see us repurchase our shares and, you know, as you can see, we authorized in March a repurchase program and we spent about half that money just since March and we have completed seven other complete stock buy back programs, so you know, we'll definitely continue to utilize some of our cash that way.

Craig Kennison: Great. Thank you.

Bruce Hertzke: Thank you.

Operator: Next we'll go to Ruthanne Williams with Red Chip Companies.

Ruthanne Williams: Hi. Good morning. I joined the call a few minutes late, so I apologize if we are going over old ground. I would appreciate it if you could break out anything possible into months as far as trends that you may have seen in demand during and after the period of the conflict in Iraq. And second of all, if you can share any information that you may have gathered from your retail registrations, I would be interested to hear that.

Bruce Hertzke: I'm going to start with retail registration first. We have the exact data on that. Again, as I stated earlier, we've been actually very satisfied with retail registration for the industry. Again, it's only down a half of one percent for the industry and we think we went through some pretty tough


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         times. So we're still very positive. Again, we lost a little bit of market share because we probably weren't as aggressive as some people may have been, but we think that, you know, business remains very strong, especially in these conditions. As far as the first part of your question was on -- by a month to month basis?

Ruthanne Williams: Yes. Is there anything that you can see looking into the month to month basis whether the fall off in demand during the quarter may have changed during and after the period of the conflict in Iraq.

Bruce Hertzke: I think it was -- we didn't really see much difference. You know, again, the dealers were kind of at a unique point in their ordering because in April and May it's hard to order much product when you know 2004 products are coming out in June, so I think it was fairly even throughout the quarter.

Ruthanne Williams: OK. Thank you very much.

Operator: Today's final question comes from John Diffendal with BBNT Capital
         Markets.

John Diffendal: Good morning.

Bruce Hertzke: Morning.

John Diffendal: Can you give us, I think in the last call you gave us average selling prices in both the As and the Cs.

(Ed Barker): Yes. I have that, John. For the quarter, average sales price on class Cs was $48,111. And for the As it was $92,302.
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John Diffendal: OK. And I see we're all trying to pull a little bit at getting a sort of a clear sense of how the market sort stands today and moving forward and obviously a lot hangs on the '04 introductions, but can you maybe just give us some sort of anecdotal sense in your talking with dealers and whatever, particularly related to traffic that they may be seeing at their dealerships, you know, sort of post-war with the war sort of over, maybe just give us a little more color on what you're seeing.

Bruce Hertzke: Well, I think I can tell you, again, I just had the opportunity to be with several of the industry people this last -- this week and, you know, everybody is still very positive about the RV industry and they continued to say everybody has been very pleased with business considering the economic environment, and you know, it's just been a matter that I believe dealers are now going to be a little more optimistic to go to 2004 products. I think that we're going to see consumers as the market continues to gain a little bit back and consumer confidence goes back up. You know, all the trends that we have continue to indicate that we should be heading in the right direction.

John Diffendal: And you mentioned that orders -- with the '04s that order input rates are up. Is there any sort of hard number you can give us relative to that?

Bruce Hertzke: No, I don't -- I can -- just like our order backlog that we give you, we hope to -- we hope to keep that down because of we now have two plants and we hope that we can actually be more efficient for our dealers and get them out faster. But we definitely, you know, the dealers went through a period where they reduced their inventory, what I feel is pretty significantly, during this last quarter and I really believe they are in a pretty good position to get set up for 2004 now.

John Diffendal: I mean, do you feel that -- I mean, has that inventory problem that everybody has been dealing with, you and others as well, completely gone at this point of the '03s going into the '04s


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                                                            WINNEBAGO INDUSTRIES
                                                         Moderator: Sheila Davis
                                                           06-13-03/9:00 a.m. CT
                                                           Confirmation # 447822
                                                                         Page 17


         or is there still some low rang? It sounds like you saying that your As, or your '03s, are largely gone.

Bruce Hertzke: Yes. We feel that we are in good position. I guess that, you know, I have talked to a lot of the rest of the industry people, but I guess I don't have a clear picture to say whether I feel that they have all their inventories under control or not.

John Diffendal: Thank you very much.

Bruce Hertzke: Thank you.

Operator: At this time I'd like to turn the call back over to Mr. Hertzke for any additional or closing remarks.

Bruce Hertzke: Thank you. Once again I'd like to thank you for joining
         Winnebago Industry Third Quarter Conference Call. In closing, I'd like to highlight our continued optimism for the future. Winnebago Industries has a very strong balance sheet with no debt and a large cash balance. The demographic trends are definitely happening and we see a broadening of age groups who are purchasing motorhomes and an increased number of potential customers for the future. Winnebago Industries' strong name and quality of reputation will help our future and the leadership and profitability in the RV industry. With all this in our favor, Winnebago Industries is well positioned for a strong future. I'd like to thank you for joining us today. Goodbye.

Operator: This concludes today's Winnebago Conference Call. At this time, you may disconnect.


                                       END